UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2016

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

333 West Sheridan Avenue, Oklahoma City, Oklahoma	73102-5015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities

On February 15, 2016, Devon Energy Corporation (“Devon”) initiated a workforce reduction program in response to prolonged commodity price weakness, which has resulted in a reduction of Devon’s capital programs and other operations. During February 2016, Devon will provide notices of termination to approximately 1,000 employees. Approximately 600 additional employees will be impacted when Devon’s planned U.S. asset divestitures are completed later in 2016. The workforce and other reductions are expected to decrease gross general and administrative costs by approximately $400 million to $500 million on an annual basis, exclusive of reorganization charges.

In connection with this workforce reduction program, Devon estimates that it will incur approximately $225 million to $275 million of restructuring costs, which is comprised of the following amounts:

•	employee severance and termination benefits of $210 million to $250 million; and

•	contract termination and other office lease abandonment charges of $15 million to $25 million.

Devon expects to recognize the majority of these restructuring costs in the first quarter of 2016 and will recognize the remaining costs throughout 2016 until the planned divestiture transactions have closed and the remaining employee terminations have occurred. Actual charges will vary if planned divestitures do not occur as projected. Devon estimates that $170 million to $200 million of the estimated total costs will result in future cash expenditures. The majority of the costs that will not result in future cash expenditures consist of employee severance costs related to accelerated vesting of employee stock awards.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 16, 2016, Devon announced that Tony D. Vaughn has been promoted to Chief Operating Officer. Mr. Vaughn, 58, held the position of Executive Vice President, Exploration and Production since 2013. Since joining Devon in 1999, Mr. Vaughn has served in various positions, including Senior Vice President, Exploration and Strategic Services from 2003 until 2013.

Mr. Vaughn’s son, Nick Vaughn, is employed by Devon as a procurement manager. His total 2015 taxable compensation, including salary, bonus and stock grants, was approximately $148,000, which was commensurate with the compensation provided to similarly situated employees of Devon. Mr. Vaughn was not involved in the evaluation of his son’s performance and his son’s compensation was determined in accordance with Devon’s standard human resources policies and procedures. Aside from the foregoing, there are no transactions or relationships between Devon and Mr. Vaughn that are reportable under Item 404(a) of Regulation S-K.

On February 16, 2016, Devon also announced that Darryl G. Smette, Executive Vice President, Marketing, Facilities, Pipeline and Supply Chain, will retire effective on or about July 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Jeremy D. Humphers
Jeremy D. Humphers Senior Vice President & Chief Accounting Officer

Date: February 16, 2016